Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”), effective as of the 31 day of August, 2016 (the “Effective Date”), is entered into between Tokai Pharmaceuticals, Inc., having offices located at 255 State Street, 6th Floor, Boston, MA 02109 (“Tokai”) and Karen Ferrante, MD having an address of 150 Adirondack Drive, East Greenwich, RI 02818 (“Consultant”). Tokai and Consultant may be referred to in this Agreement, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, Tokai wishes to engage Consultant to provide certain consulting and other services to Tokai, and Consultant is willing to provide such services to Tokai, in each case on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Performance of Services. During the term of this Agreement, Consultant shall, from time to time, as requested by Tokai, perform for Tokai the consulting and other services described in Exhibit A (the “Services”). Consultant shall use commercially reasonable efforts to perform Services in accordance with the timelines and other specifications, if any, specified in Exhibit A. In performing Services, Consultant shall comply with all applicable laws and regulations, and shall perform Services in a manner that is consistent with relevant industry and professional standards. While on Tokai premises or dealing with Tokai personnel or interacting with third parties in connection with Services, Consultant shall comply with any Tokai policies, instructions, rules and procedures of which Consultant is made aware to the extent consistent with applicable laws. Consultant may not subcontract the performance of any of Consultant’s obligations under this Agreement to any third party.

2.    Relationship of Parties.

(a)    Independent Contractor. Consultant shall perform all Services as an independent contractor, and not as an employee, agent, joint venture party or partner of Tokai. Except as otherwise set forth in Exhibit A, the manner in which Consultant performs Services and the times and locations for performance of Services shall be determined by Consultant, provided Consultant meets the timelines, specifications and standard for performance set forth in this Agreement and in Exhibit A. Nothing in this Agreement shall be deemed to authorize Consultant to transact business, or assume or create any obligation or responsibility, or make any representation or warranty, express or implied, on behalf of, or in the name of, Tokai or to bind Tokai in any manner unless expressly authorized in writing to do so by an authorized representative of Tokai.

(b)    Taxes, Insurance and Benefits. Neither Consultant nor any employee used by Consultant in the performance of Services shall be entitled to any benefits, coverage or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of Tokai. Consultant will be fully responsible for all taxes and insurance coverage applicable to Consultant and Consultant’s employees, and for maintaining workers’ compensation and employer’s liability insurance to the extent required by applicable laws. By way of clarity, because Consultant is an independent contractor, Tokai will not withhold or make payments for social security, federal, state or any other employee payroll taxes; make unemployment insurance or disability insurance contributions; or obtain worker’s compensation insurance on Consultant’s behalf. In further recognition of the fact that Consultant is not an employee of Tokai, Consultant agrees not to make, and waives and releases any rights to make, any claim Consultant might have against Tokai that relates to or arises from any illness or injury Consultant sustains while performing Services under this Agreement that may arise pursuant to applicable workers’ compensation laws. Consultant agrees to accept exclusive liability for complying with all applicable federal, state and other laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant, its agents or employees under this Agreement and any requirements to have health insurance care coverage applicable to Consultant and/or Consultant’s employees. Consultant hereby agrees to indemnify and defend Tokai against any and all taxes, contributions and other amounts that Tokai may incur, but that are the responsibility of Consultant under this paragraph, including fines, penalties and interest.

3.    Compensation.

(a)    Fees. In full consideration of the Services performed and rights granted by Consultant under this Agreement, Tokai shall pay Consultant fees for Services rendered at Tokai’s request as specified in Exhibit A.

(b)    Expenses. In addition to the fees set forth in paragraph (a), Tokai shall reimburse Consultant for all reasonable out-of-pocket expenses incurred or paid by Consultant in connection with the performance of Services by Consultant under this Agreement, but in each case solely to the extent such expenses have been authorized in advance in writing by an authorized representative of Tokai or are otherwise specifically listed as reimbursable expenses on Exhibit A. Consultant shall furnish appropriate supporting documentation for authorized expenses to be reimbursed by Tokai under this Agreement. All fees and expenses incurred by Consultant in performing Services under this Agreement that are not specifically listed as part of fees and reimbursable expenses on Exhibit A or otherwise expressly authorized in advance in writing by an authorized representative of Tokai shall be borne by Consultant.

(c)    Invoices. Consultant shall submit an invoice for fees and authorized expenses at the end of each calendar month during which Consultant provides Services to Tokai. Tokai shall pay undisputed invoices for amounts due within thirty (30) days of receipt of the applicable invoice.

4.    Treatment of Confidential Information.

(a)    Definition. “Confidential Information” means any information and materials, whether in tangible or intangible form, of a confidential, secret, or proprietary nature, disclosed or provided to Consultant by or on behalf of Tokai or any of its affiliates, either directly or indirectly, in writing, orally or by inspection, and, in each case, whether or not identified or marked as “confidential”. Confidential Information will also include information and data generated by Consultant as part of Services except to the extent such information is covered by one of the exceptions set forth in paragraph (b) below. Confidential Information may also include information obtained from Tokai’s collaborators, customers, suppliers, licensors, licensees, vendors and other third parties who have entrusted their confidential information to Tokai.

(b)    Exceptions. Notwithstanding anything in this Agreement to the contrary, “Confidential Information” shall not include any information which Consultant can show by written evidence (i) was publicly known and generally available in the public domain prior to the time of disclosure to Consultant or being generated under this Agreement; (ii) becomes publicly known and generally available after disclosure to Consultant or being generated under this Agreement other than through breach of this Agreement; (iii) was already in possession of Consultant immediately prior to the time of disclosure or being generated under this Agreement, and was not received from or on behalf of Tokai; (iv) was obtained by the Consultant from a third party who has a right to disclose such information free of any obligation of confidentiality and who is not providing such information on behalf of Tokai or in connection with Services; or (v) is independently developed by Consultant without use of or reference to Tokai’s Confidential Information and other than as part of Services. Notwithstanding anything in this Agreement to the contrary, Consultant shall be permitted to disclose Confidential Information of Tokai to the extent such disclosure is required by applicable law, provided that, to the extent possible, Consultant gives Tokai prompt written notice of such requirement prior to such disclosure and, at Tokai’s reasonable request, cooperates in Tokai’s efforts to limit the scope of such disclosure or to obtain an order protecting all or part of the information from public disclosure.

(c)    Non-Use and Non-Disclosure of Confidential Information. Consultant agrees not to use any Confidential Information for any purpose except in connection with the Services contemplated under this Agreement or as otherwise approved in writing by Tokai. Consultant agrees not to disclose any Confidential Information to any third party except to those employees of Consultant who have a need to know such information in connection with Services and who are bound by written obligations of confidentiality and restrictions on use that would cover Confidential Information and are at least as stringent as those set forth in this Agreement.

(d)    Maintenance of Confidentiality. Consultant agrees to take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information.

(e)    Publication. Consultant shall not have the right to publish all or any other part of the results of Services without the prior written consent of Tokai which such consent Tokai may withhold in its sole discretion.

(f)    Return of Information and Materials. All documents and other tangible objects provided to Consultant by or on behalf of Tokai or generated by Consultant containing or representing Confidential Information, and all copies thereof, which are in possession of Consultant, shall, as between Tokai and Consultant, be and remain the property of Tokai and, at Tokai’s request, shall be promptly returned to Tokai or destroyed, as directed in writing by Tokai, and, upon Tokai’s written request, any memoranda, notes, reports and the like generated by Consultant and incorporating such Confidential Information shall be destroyed.

(g)    Remedies. Consultant acknowledges that any breach of the provisions of this Section may result in serious and irreparable injury to Tokai for which monetary damages may not be adequate. As a result, Consultant agrees that, in addition to any other remedy it may have, Tokai shall be entitled to seek specific performance of these provisions and to seek injunctive relief without the need to post a bond or to show harm.

(h)    Survival. The obligations of Consultant under this Section 4 shall survive the termination or expiration of this Agreement for a period of seven (7) years.

5.    Proprietary Rights.

(a)    Tokai Materials. If any biological, chemical or other materials owned or controlled by Tokai and/or its affiliates are furnished to Consultant in connection with Services (the “Materials”), such Materials and all associated intellectual property rights will remain the exclusive property of Tokai. Consultant will use Materials provided by Tokai only as necessary to perform Services. Consultant agrees to retain control over the Materials and not to transfer Materials to any person or entity other than those employees working on the Services under the direct supervision of Consultant. Consultant shall not transfer the Materials to any location other than the facilities used by Consultant to provide Services, without the prior written consent of Tokai. Consultant will provide access to Materials only to those of its employees who have a need for such access for purposes of conducting the Services. Consultant acknowledges that the Materials are experimental in nature and may have unknown characteristics and therefore agrees to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of Materials. Consultant shall conduct Services utilizing the Materials under suitable containment conditions and in accordance with existing laws and regulations. Consultant may not undertake efforts (including but not limited to NMR, UV, IR, x-ray crystallography and mass spectroscopy and similar analyses) to ascertain the structure of any Materials provided hereunder without the prior written consent of Tokai. Consultant shall not reverse engineer, disassemble or decompile any Materials or any other composition, software or other items that are provided to Consultant in connection with the Materials. Upon completion or termination of the applicable Services, Consultant shall return any unused Materials to Tokai or its designee or destroy such Materials, as directed by Tokai.

(b)    Results of Services. All data, information, reports and tangible materials generated by Consultant in the performance of Services shall be the exclusive property and Confidential Information of Tokai.

(c)    Intellectual Property. Consultant hereby assigns to Tokai all of Consultant’s rights to inventions, discoveries, ideas, designs, processes, methods, compositions, formulations, works of authorship, trade secrets, know-how, information, data, reports, research and other creations that are generated by Consultant in the performance of the Services or using Confidential Information or Materials of Tokai (whether or not patentable or subject to patent, copyright or trade secret protection) and all related intellectual property rights worldwide (the “Service-related I.P.”). Service-related I.P. will constitute “works made for hire” to the extent permitted under applicable law. In the event Service-related I.P. cannot be assigned under applicable law, Consultant shall be deemed to have granted to Tokai a perpetual, exclusive, fully paid-up, royalty-free, transferable worldwide license to such Service-related I.P. for all purposes. Tokai shall have the right to use the deliverables and other results of Services and the Service-related I.P. for any and all purposes. During and after the term of this Agreement, Consultant shall, at Tokai’s reasonable request, cooperate fully in connection with Tokai’s efforts to obtain patent and other proprietary protection for Service-related I.P., all in the name of Tokai or its designee. Without limiting the foregoing, Consultant agrees that Consultant shall execute and deliver all requested applications, assignments and other documents, and take such other measures as Tokai may reasonably request, in order to perfect, protect and enforce Tokai’s rights in Service-related I.P. Tokai shall reimburse Consultant for Consultant’s out-of-pocket expenses incurred in connection with cooperation provided at Tokai’s request under the preceding sentence. Each such employee, if any, that Consultant engages in the performance of Services, to the extent engagement of additional employees is permitted under this Agreement, must have agreed in writing to effectively vest in Consultant any and all rights that such personnel might otherwise have in the results of their work.

(d)    Work at Third Party Facilities. Except as Tokai may otherwise consent in writing, Consultant agrees not to make use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing Services, nor shall Consultant take any other action that would result in a third party owning or having a right in the results of the Services or the Service-related I.P.

(e)    Information, Record Retention and Storage. Consultant shall promptly provide to Tokai such information related to Services as Tokai may from time to time reasonably request, including, but not limited to, information related to the results of Services and the processes, procedures and facilities used in connection with performance of Services. In no event shall Consultant dispose of any data, information, records, reports or tangible materials (collectively, the “Records”) generated in connection with Services without first giving Tokai sixty (60) days’ prior written notice of Consultant’s intent to do so and an opportunity to have the Records transferred to Tokai.

6.    Limitation of Liability.

EXCEPT FOR AMOUNTS FOR WHICH A PARTY BECOMES OBLIGATED UNDER THE INDEMNITY PROVISIONS OF SECTIONS 2(b) and 7, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR LOST PROFITS OR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR INDIRECT DAMAGES ARISING FROM ANY BREACH OF THIS AGREEMENT.

7.    Indemnification. Consultant shall defend, indemnify and hold harmless Tokai, its affiliates and their respective directors, officers, employees and agents from and against any and all damages, fines, liabilities, losses, costs and expenses, including, but not limited to court costs and reasonable attorneys’ fees, (collectively, “Losses”) in connection with any third party claim arising from (i) any misrepresentation or breach by Consultant of any term of this Agreement, or (ii) the negligence or willful misconduct of Consultant or any of its agents or employees. Tokai shall give Consultant prompt written notice describing any claim for which indemnification is sought under this Section. Consultant shall have the right to assume full responsibility to investigate, prepare for and defend against any such indemnified claim. Tokai shall reasonably assist Consultant, at Consultant’s reasonable request and expense, in the investigation of, preparation for, and defense of any such indemnified claim. Neither Party shall settle any claim for which indemnification is sought under this Section without the other Party’s prior written consent.

8.    Representation, Warranties and Covenants.

(a)    Authority. Each Party represents that it has full right, power and authority to enter into this Agreement.

(b)    No Conflict. Consultant represents that Consultant is not currently a party to, and covenants that Consultant will not, during the term of this Agreement, become a party to, any contractual or other obligation or restriction that would cause Consultant to be unable to fulfill Consultant’s obligations under this Agreement. Consultant represents that neither Consultant’s execution of this Agreement nor the performance by Consultant of this Agreement will breach any agreement, arrangement or understanding to which Consultant is a party or by which Consultant is bound.

(c)    No Use of Third Party I.P. Consultant will not in the performance of Services, knowingly or without due regard, infringe or misappropriate any third party intellectual property or share with Tokai any confidential or proprietary information of a third party.

(d)    Non-compete. Consultant retains the right to consult and provide Services to other companies, provided that, during the term of this Agreement, Consultant shall not provide consulting or other services to any third party in connection with such third party’s research, development, manufacture, marketing, sale or use of any product candidate, product, technology or program which is competitive with the product candidate, product, technology or program with respect to which Consultant has provided Services to Tokai under this Agreement.

(e)    No Debarment. Neither Consultant nor any of Consultant’s employees has been or is under consideration to be, excluded, suspended or debarred from, or otherwise declared ineligible to participate in, federal healthcare programs, federal procurement or non-procurement programs, or any other activities or programs related to the Services contemplated by this Agreement, including under the provisions of the Generic Drug Enforcement Act of 1992. Consultant shall notify Tokai immediately in writing upon receipt of notice of such debarment or any threatened or scheduled debarment proceedings involving Consultant or any of its employees.

(f)    No Use of Name. Neither Party may use the other Party’s name in any form of advertising, promotion or publicity, including press releases, without the prior written consent of the other Party.

9.    Term; Termination.

(a)    Term. The term of this Agreement shall commence on the Effective Date and shall continue in effect until February 28, 2017, unless earlier terminated by either Party as set forth in Section 9(b) below.

(b)    Termination. Either Party may terminate this Agreement for any reason at any time upon at least fourteen (14) days’ prior written notice to the other Party. In addition, either Party may terminate this Agreement upon twenty-four (24) hours’ prior written notice to the other Party in the event the other Party has materially breached this Agreement.

(c)    Effect of Termination. In the event of termination or expiration of this Agreement, Tokai shall pay Consultant all amounts due under this Agreement for Services performed in accordance with the terms of this Agreement and authorized expenses incurred by Consultant in connection with Services as of the date of such termination or expiration. Promptly after termination of this Agreement, Consultant shall return to Tokai all equipment and unused materials in Consultant’s possession provided to Consultant by or on behalf of Tokai for the conduct of Services under this Agreement and any remaining deliverables and any other data, information or documentation to be delivered to Tokai in connection with Services. Return of Confidential Information is addressed in Section 4(f).

(d)    Survival. The termination or expiration of this Agreement shall not affect the rights or obligations which have accrued prior to the effective date of such termination or expiration. Sections 4, 5, 6, 7, 8(f), 9, 10, 11, and 12 of this Agreement shall survive any termination or expiration of this Agreement.

10.    Notice. All notices required or permitted under this Agreement will be in writing and will be given by addressing the same to the address or facsimile number for the recipient set forth on the signature page of this Agreement or to such other address or facsimile number as the recipient may specify in writing under this procedure. Notices will be deemed to have been given (i) three (3) business days after deposit in the U.S. mail with proper postage for registered or certified mail prepaid, return receipt requested; (ii) one (1) business day after facsimile transmission, with receipt of transmission confirmed in writing; or (iii) one (1) business day after sending by a nationally recognized courier service for next day delivery.

11.    Force Majeure. Neither party shall be responsible for any failure of, or delay in, its performance under this Agreement which may be due, in whole or in part, to any occurrence, cause or causes beyond such Party’s reasonable control. The performance schedule, if any, shall be adjusted to account for any such delays.

12.    Miscellaneous.

(a)    Assignment. This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party except that this Agreement may be assigned by Tokai to an affiliate or successor in interest who agrees to be bound by its terms.

(b)    Severability. Each and every provision set forth in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable by virtue of the fact that, for any reason, any other provision may be invalid or unenforceable in whole or in part. If any provision of this Agreement is invalid or unenforceable for any reason whatsoever, that provision will be appropriately limited and reformed to the maximum extent provided by applicable law. If the scope of any restriction contained in this Agreement is too broad to permit enforcement to its full extent, then such restriction will be enforced to the maximum extent permitted by law so as to be judged reasonable and enforceable. In the event any provision of this Agreement is required to be limited or reformed under this paragraph, the Parties shall make good faith effort to amend this Agreement to replace any such invalid or unenforceable provision and to reform this Agreement in such a way that the objectives contemplated by the Parties when entering into this Agreement may be realized.

(c)    Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its conflict-of-laws principles.

(d)    Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between Consultant and Tokai related to the subject matter of this Agreement.

(e)    Amendments and Waivers. No amendment of this Agreement or any Work Order shall be binding unless executed in writing by both Parties. Any waiver of any term of this Agreement must be in writing signed by the waiving party. A waiver of compliance of any provision in one instance shall not be deemed a waiver of any future breach or of failure to comply with any other provision of this Agreement.

(f)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same legal instrument.

In witness whereof, Tokai and Consultant have caused this Agreement to be executed as of the Effective Date.

TOKAI PHARMACEUTICALS, INC.		KAREN FERRANTE, MD

By:	/s/ Jodie Morrison	/s/ Karen Ferrante
	Name: Jodie Morrison Title: Chief Executive Officer	Name: Karen Ferrante

                                                                                                                           Taxpayer ID /EIN: _______________

Exhibit A

I.    DESCRIPTION OF SERVICES

Consultant shall provide to Tokai such consulting, advisory and related services as may be reasonably requested from time to time by Tokai, including but not limited to services with respect to the following areas:

Closure of the ARMOR program and assessment of the Company’s strategic alternatives.

Consultant shall devote no more than 50 hours per month without prior written approval. Work may occur remote or on site. Schedule to be determined on an ongoing basis.

II.    FEES AND PAYMENT SCHEDULE

Tokai shall pay Consultant for Services rendered at Tokai’s request at the rate of $475 per hour.

Tokai shall reimburse Consultant for reasonable travel-related expenses incurred in connection with travel specifically authorized in writing by Tokai in connection with Services, subject to Tokai’s then current travel policy, if provided to Consultant.